International Paper
                           Champion Merger Integration
               Chief Executive Officer Performance Incentive Plan
                                  July 1, 2000

I.    Purpose

      The purpose of the Chief Executive Officer Performance Incentive Plan (the
      Plan) is to provide additional incentive and recognition to the Participant for achieving the aggressive integration of Champion International Corporation and International Paper Company resulting in savings of $425,000,000 by December 31, 2001.

II.   Plan Description

      The Plan provides shares of stock, performance units, and/or cash to the Participant upon successful completion. Awards are forfeited if performance objectives are not achieved as determined by the Management Development and Compensation Committee (the "Committee").

      A.    Participation

      Participation in this plan is limited to the Chairman of the Board and Chief Executive Officer. Participation in the Plan, or receipt of an award under this Plan, does not give the Participant any right to a subsequent award, nor any right to continued employment by the Company for any period.

      B.    Objectives

      The primary objective is to achieve $425,000,000 of annual savings by December 31, 2001. The actual amount of savings will determine the amount of the earned award according to the following table:

                   Savings:             $340mm      $425mm      $485mm
                 % of Target:            50%         100%        125%
                 Earned Award:          50,000     100,000     125,000

      C.    Earned Awards

      The Target Award is expressed as 125,000 performance units. The performance units will be granted to the Participant and will be earned in full or in part based upon the committee's determination of the level of achievement of the performance objective as identified in Section I. Earned awards are paid in cash.

      Each performance unit will be equal to one share of International Paper common stock at December 31, 2001. (Share price used to calculate the award will be the average

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      between the high and low for the ten business days immediately proceeding the last day of the period).

III.  Administration

      The Plan operates at the discretion of the Committee. The Committee may exercise considerable discretion and judgment in interpreting the Plan and adapting, from time to time, rules and regulations that govern the administration of the Plan.

      Decisions of the Committee are final, conclusive and binding on all parties, including the Company, its Shareholders, and employees.

      The Committee may at any time suspend, terminate, modify, or amend any or all of the provisions of this Plan.

IV.   Method and Timing of Payment of Awards

      Performance units will be earned on the date the Committee determines the performance objective has been achieved. Payment may be in cash, in shares of International Paper common stock, or in any combination of cash and/or stock as determined by the Committee in its discretion.

      The Committee, in its discretion, may award all or part of any unearned award to the Participant, Participant's estate or beneficiary upon the Participant's death or total disability.

V.    Governing Law

      The Plan is governed by the laws of the State of New York.

VI.   Tax Withholding

      The Company will deduct from any award made under the Plan, a sufficient amount to cover withholding of any federal, state or local taxes required by law, or to take such other action as may be necessary to satisfy any such withholding obligations.

VII.  Non-Transferability of Award

      No award, Under this Plan, and no rights or interests therein, will be assignable or transferable by a Participant (or legal representative).

VIII. Change of Control

      Should the Company experience a Change of Control as described in the Participant's letter agreement dated February 11, 1997, all awards described in the Plan will be


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      awarded in full at the earlier of the date of the change of control or the
      Participant's termination from the Company.

IX.   Cost Estimate

           Stock Price:                   $35             $40            $45
           At 100% Performance:        $4,375,000      $5,000,000     $5,625,000
           At 175% Performance:        $7,656,250      $8,750,000     $9,843,750